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                                                                    EXHIBIT 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We have issued our report dated February 5, 1996, except for Note A, as to which the date is March 29, 1996, accompanying the financial statements of Ecomat, Inc. and Subsidiaries contained in the Registration Statement and Prospectus. Our report contained an explanatory paragraph regarding the Company's ability to continue as a going concern. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption 'Experts.'


                                          GRANT THORNTON LLP

New York, New York
November 4, 1996